Exhibit 99.1

May 17, 2006

Dear Shareholder:

We completed our first official fiscal year end on March 31st. The last 6 weeks have been very busy at Partners Bank with the Banks CPA firm in our offices for three weeks working with us on preparing our first annual report. This process takes a little longer since Partners Financial Corporation is a SEC registered stock. Our target date for a shareholder meeting is July. We will notify you as soon as a date is official.

We have also had the Office of Thrift Supervision (OTS) examiners in the office for three weeks. They have alternated their schedule with the CPA’s due to space limitations. They were invited in early by my management to give the bank and the OTS a comfort level as to the bank’s performance, direction and compliance with regulatory policy and procedures. This will assist us in preparing for future branching and capital raising plans. Both of these areas require regulator approval, and we believe that this exam should support any future request in these areas. The OTS will return with a full safety and soundness audit in August of this year. This visit should shorten that audit period.

We have continually had delays forced on us in our attempts to open temporary office on the site of our Airport main office which is under construction. Florida Power and Light has had material supply shortages due to the hurricanes of last year. The lack of material and man power has put us five months behind schedule in getting this office open. The office is now targeted to be open in early June. We have the staff hired and trained and will be prepared to open as soon as power is provided to the location.

The Goodlette Frank Branch location which will replace our Mission Square office has also faced delays due to the county permitting issues which are centered on changes in the developer’s site plan. It appears the start of this construction will be late summer. When completed, it will have been approximately 18 months behind our original projections to open. In the interval, the Mission Square office continues to serve us well.

The banks webpage at www.partnersbank.net has been modified to be more user-friendly and provide more information on products, services and bank information. Keep checking this site as we will continue to add features. Your comments on the site are encouraged. We will be adding photos to the site so you can follow the progress of our construction projects. On our Internet banking feature, the systems are going through final testing that will allow both upload and download into Quicken and QuickBooks. Once they are activated in late June, similar features in MS Money will follow.

We are facing a changing economy and increased competition from new banks that are entering the market. Several large regional banks are applying for charters to open subsidiary banks in Naples. We have at least one new local start-up bank. At the same time we have had a couple of small banks that have recently been acquired or haveannounced plans to sell. These changes are making hiring and maintaining quality employees more challenging. We are confident that we will be able to provide the best community service and products in our market.

When our seasonal residents return this fall they should see a new office facility or offices that will make them take pride in the changes that have occurred in their absence. For those of you who watch us grow daily, we welcome your input into our facilities, products and services.

Advance notice along with financials and other related materials will be mailed to you,. Once we establish a firm date for our annual shareholder meeting. We look forward to seeing you at the meeting and thank you for your support.

Sincerely,

/s/ James S. Weaver	/s/ Jack Wolf
James S. Weaver	Jack Wolf
President & CEO	Chairman of the Board